UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]           Preliminary Proxy Statement.

[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

[x]           Definitive Proxy Statement.

[  ]           Definitive Additional Materials.

[  ]           Soliciting Material Pursuant to § 240.14a-12.

LMI AEROSPACE, INC.
(Name of Registrant as Specified in Charter)
Payment of Filing Fee (Check the appropriate box):

[x]           No fee required.

[  ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount of Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

LMI Aerospace, Inc.
411 Fountain Lakes Blvd.
St. Charles, Missouri  63301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 24, 2008

TO OUR SHAREHOLDERS:

The 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of LMI Aerospace, Inc., a Missouri corporation (the “Company”), will be held at the Embassy Suites Hotel, Two Convention Center Plaza, St. Charles, MO 63303, beginning at 10:00 a.m. local time on June 24, 2008 for the following purposes:

1.	to elect three Class I Directors for a term expiring in 2011, or until their successors are duly elected and qualified;

2.	to ratify the selection of BDO Seidman, LLP to serve as the Company’s independent registered public accounting firm; and

3.	to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 17, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.  A list of all shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of and number of shares registered in the name of each shareholder, will be open during usual business hours for the examination by any shareholder for any purpose germane to the Annual Meeting for ten days prior to the Annual Meeting at the office of the Company set forth above.

A copy of the Company’s annual report for its fiscal year ended December 31, 2007, accompanies this notice.

By Order of the Board of Directors,

LAWRENCE E. DICKINSON
Secretary

St. Charles, Missouri

April 28, 2008

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AND VOTED AT THE MEETING ACCORDING TO YOUR WISHES.  YOUR PROXY WILL NOT BE USED IF YOU ATTEND AND VOTE AT THE MEETING IN PERSON.

LMI Aerospace, Inc.
411 Fountain Lakes Blvd.
St. Charles, Missouri  63301

PROXY STATEMENT

SOLICITATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of LMI Aerospace, Inc. (the “Company”) to be voted at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held at the Embassy Suites Hotel, Two Convention Center Plaza, St. Charles, MO 63303, beginning at 10:00 a.m. local time on June 24, 2008, or at any adjournment thereof, for the purposes set forth herein and the accompanying Notice of Annual Meeting.  The Notice of Annual Meeting, this Proxy Statement and the enclosed form of proxy are first being mailed or given to shareholders on or about April 28, 2008.  Whether or not you expect to attend the Annual Meeting in person, please return your executed proxy in the enclosed envelope, and the shares represented thereby will be voted in accordance with your wishes.

Solicitation of proxies is being made by the Company and will be made primarily by mail.  In addition to solicitation by mail, officers, directors and employees of the Company may solicit personally, by mail or telephone if proxies are not promptly received.  The cost of solicitation will be borne by the Company and will include reimbursement paid to banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses of forwarding solicitation materials to the beneficial owners of the Company’s common stock.

The Company’s principal office is located at 411 Fountain Lakes Blvd., St. Charles, Missouri 63301.

REVOCATION OF PROXY

If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so by notifying the Secretary of the Company, Lawrence E. Dickinson, in writing at the principal office of the Company of such revocation at any time prior to the voting of the proxy.  A properly executed proxy with a later date will also revoke a previously furnished proxy.

RECORD DATE

The close of business on April 17, 2008 has been fixed as the record date (the “Record Date”) for the determination of holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting.  Only shareholders of record at the close of business on  the Record Date will be entitled to vote at the Annual Meeting or any adjournment thereof.  As of the close of business on the Record Date, there were outstanding 11,496,549 shares of Common Stock, par value $0.02 per share.

ACTIONS TO BE TAKEN UNDER PROXY

Unless otherwise directed by the giver of the proxy, the persons named in the enclosed form of proxy, that is, Ronald S. Saks, or, if unable or unwilling to serve, Lawrence E. Dickinson, will vote:

1.
FOR the election of each of the persons named herein as a nominee for Class I Director of the Company, for a term expiring at the 2011 Annual Meeting of Shareholders or until his or her successor has been duly elected and qualified;

2.	FOR the ratification of the engagement of BDO Seidman, LLP as the Company’s independent registered public accounting firm; and

3.	According to such person’s judgment on the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

Should the nominees named herein for election as directors become unavailable for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in his or her stead as may be designated by the Board of Directors.  The Board of Directors is not aware of any reason that might cause a nominee to be unavailable to serve.

VOTING SECURITIES AND VOTING RIGHTS

Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters to be acted on at the Annual Meeting, including the election of directors.  There are no cumulative voting rights.

A majority of the outstanding shares of Common Stock present or represented by proxy will constitute a quorum at the Annual Meeting.  The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect a person nominated for director.  Shares present at the Annual Meeting but which abstain or are represented by proxies which are marked “WITHHOLD AUTHORITY” with respect to the election of a person to serve on the Board of Directors will be considered in determining whether the requisite number of affirmative votes are cast on such matter.  Accordingly, such proxies will have the same effect as a vote against the nominee as to which such abstention or direction applies.  Shares not present at the Annual Meeting will not affect the election of a director.

The vote required for the approval of Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm, and for any other matter properly brought before the Annual Meeting, will be the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.  Shares present at the Annual Meeting that abstain (including proxies which deny discretionary authority on any matters properly brought before the Annual Meeting) will be counted as shares present and entitled to vote and will have the same effect as a vote against any such matter.  Shares not present at the Annual Meeting will not affect the outcome as to any such matter.

While counted for quorum purposes, shares represented by a proxy as to which there is a “broker non-vote” (i.e., where a broker does not have discretionary authority to vote the shares) as to one or more matters to be voted on shall not be deemed represented at the Annual Meeting as to such matter or matters and, therefore, will have no effect thereon.

Votes will be counted by duly appointed inspectors of election, whose responsibilities are to ascertain the number of shares outstanding and the voting power of each, determine the number of shares represented at the Annual Meeting and the validity of proxies and ballots, count all votes and report the results to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of December 31, 2007 (except for Mr. Saks who is shown as of March 31, 2008) with respect to each person or group known by the Company to be the beneficial owner of more than five percent of its outstanding shares of Common Stock.  This table is based on Schedules 13G and, in the case of Mr. Saks, Section 16 filings filed with the Securities and Exchange Commission as well as other information delivered to or obtained by the Company.  Beneficial ownership of shares has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire ownership thereof within 60 days. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with the reporting requirements of the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Ronald S. Saks 411 Fountain Lakes Blvd. St. Charles, Missouri 63301	1,938,540(1)	16.8%

FMR LLC 82 Devonshire Street Boston, MA 02109	1,080,938(2)	9.5%

NorthPointe Capital, LLC 101 West Big Beaver, Suite 745 Troy, MI 48084	855,508(3)	7.5%

Kennedy Capital Management, Inc. 10829 Olive Blvd St. Louis, MO 63141	737,773(4)	6.5%

(1)
Includes 95,693 shares of Common Stock held of record by Bremen Bank and Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Mr. Saks. Also included are 1,842,847 shares of Common Stock deemed beneficially owned by Mr. Saks and held of record by the Ronald S. Saks Revocable Trust U/T/A dated June 21, 1991, of which Mr. Saks, as trustee, maintains voting and investment authority.  Mr. Saks reported sole voting power of 1,938,540 shares; no shared voting power; sole dispositive power of 1,938,540 shares; and no shared dispositive power.

(2)
As reflected on the Schedule 13G/A filed with the SEC dated February 13, 2008, provided by FMR LLC to the Company in accordance with the Exchange Act. Shares reported by FMR LLC were reported as being beneficially owned by the following direct subsidiaries of FMR LLC or individuals who control such subsidiaries of FMR LLC: (i) Fidelity Management & Research Company; (ii) Edward C. Johnson, III; and (iii) Pyramis Global Advisors Trust Company. FMR

LLC reported sole voting power of 373,100 shares; no shared voting power; sole dispositive power of 1,080,938 shares; and no shared dispositive power.

(3)
As reflected on the Schedule 13G filed with the SEC dated February 13, 2008, provided by NorthPointe Capital, LLC (“NorthPointe”) to the Company in accordance with the Exchange Act. NorthPointe, an investment adviser, reported sole voting power of 680,926 shares; no shared voting power; sole dispositive power of 855,508 shares; and no shared dispositive power.

(4)
As reflected on the Schedule 13G filed with the SEC dated February 13, 2008, provided by Kennedy Capital Management, Inc. (“Kennedy”) to the Company in accordance with the Exchange Act. Kennedy, an investment adviser, reported sole voting power of 713,023 shares; no shared voting power; sole dispositive power of 737,773 shares; and no shared dispositive power.

SECURITY OWNERSHIP OF MANAGEMENT

Under regulations of the Securities and Exchange Commission, persons who have power to vote or to dispose of our shares, either alone or jointly with others, are deemed to be beneficial owners of those shares.  The following table sets forth, as of March 31, 2008, the beneficial ownership of the outstanding Common Stock of each current director (including the nominees for election as directors) and named executive officer set forth herein, and the executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Ronald S. Saks	1,938,540(2)	16.8%
Joseph Burstein	515,308(3)	4.5%
Sanford S. Neuman	238,562(4)	2.1%
Brian D. Geary	94,012(5)	*
Lawrence E. Dickinson	73,212(6)	*
Thomas G. Unger	21,012(7)	*
Robert T. Grah	14,219(8)	*
Darrel E. Keesling	11,518(9)	*
Michael J. Biffignani	11,500(10)	*
John M. Roeder	9,012(11)	*
John S. Eulich	4,462(12)	*
Judith W. Northup	3,012(13)	*

All directors and executive officers as a group (13 in group)	2,956,042(14)	25.6%

* Less than 1%.

(1)
Reflects the number of shares outstanding on March 31, 2008, and with respect to each person, assumes the exercise of all stock options held by such person that are exercisable currently or within 60 days of the date of this proxy statement (such options being referred to hereinafter as “currently exercisable options”).

(2)	See Note (1) to the table “Security Ownership of Certain Beneficial Owners.”

(3)
Includes 494,296 shares of Common Stock reported as held of record by the Joseph Burstein Revocable Trust U/T/A dated August 20, 1983, for which Mr. and Mrs. Burstein, as co-trustees, share voting and dispositive power.  Also included are 6,012 shares of restricted stock vesting between August 2008 and June 2010 and 15,000 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase such shares held by Mr. Burstein.  Mr. and Mrs. Burstein reported no sole voting power; shared voting power of all 500,308 shares; no sole dispositive power; and shared dispositive power of all 500,308 shares.

(4)
Includes 203,850 shares held of record by a revocable trust established by Mr. Neuman for his benefit of which Mr. Neuman, as trustee, has voting and investment power and 13,700 shares held by certain trusts of which Mr. Neuman, as trustee, has voting and investment power. Also includes 6,012 shares of restricted stock vesting between August 2008 and June 2010 and 15,000 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase such shares.

(5)
Includes 70,000 shares held by MBSP, L.P., a Nevada limited partnership of which a wholly-owned entity of Mr. Geary is the sole general partner, and 6,000 shares held by the Geary Family Trust, of which Mr. Geary, as trustee, has voting and investment power. Also includes 6,012 shares of restricted stock vesting between August 2008 and June 2010 and 12,000 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase such shares.

(6)
Includes 48,707 shares of Common Stock held of record by Bremen Bank and Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Mr. Dickinson, and 3,300 shares of Common Stock directly or indirectly owned by Mr. Dickinson’s children, who maintain a principal residence at Mr. Dickinson’s residence. Mr. Dickinson has disclaimed beneficial ownership of such shares owned by his children. Also includes 5,550 shares of restricted stock vesting between January 2009 and 2011 and 7,500 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase such shares.

(7)	Includes 6,012 shares of restricted stock vesting between August 2008 and June 2010.

(8)
Includes 1,914 shares of Common Stock held of record by Bremen Bank and Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Mr. Grah. Also includes 5,650 shares of restricted stock vesting between January 2009 and 2011.

(9)	Includes 9,679 shares of restricted stock vesting between January 2009 and 2011.

(10)	Includes 3,900 shares of restricted stock vesting between January 2009 and 2011 and 7,000 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase such shares.

(11)
Includes 6,012 shares of restricted stock vesting between August 2008 and June 2012 and 3,000 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase such shares.

(12)	Shares of restricted stock vesting between June 2009 and June 2010.

(13)	Shares of restricted stock vesting between June 2009 and June 2010.

(14)
Includes 14,500 shares subject to currently exercisable options held by non-director executives of the Company and 45,000 shares subject to currently exercisable options held by directors of the Company.  Also includes 46,452 shares of restricted stock held by non-director executives of the Company and 37,534 shares of restricted stock held by directors of the Company.

PROPOSAL 1 - ELECTION OF DIRECTORS

INFORMATION ABOUT THE NOMINEES AND CURRENT DIRECTORS

The Company’s Amended and Restated By-laws provide for a division of the Board of Directors into three classes.  One of the classes is elected each year to serve a three-year term.  The terms of the current Class I Directors expire at the Annual Meeting.

The Company’s Amended and Restated By-Laws currently specify that the number of directors shall be not less than three or more than nine, subject to amendment by the Board of Directors. The number of directors currently authorized is nine; however, there is one vacancy for a Class II Director on the Board of Directors.  The Company’s By-laws provide that vacancies on the Board of Directors may be filled by the remaining members of the Board of Directors.  The Board intends to continue to seek a qualified individual to fill the vacancy.  Proxies solicited by the Company for the election of directors cannot be voted for a greater number of persons than the number of nominees named in the proxy.

The following table sets forth for each director, such director’s age, principal occupation for at least the last five years, present position with the Company, the year in which such director was first elected or appointed a director (each serving continuously since first elected or appointed), directorships with other companies whose securities are registered with the Securities and Exchange Commission, and the class of such director.

Class I:  To be elected to serve as Director until 2011

Name	Age	Principal Occupation	Service as Director Since
Sanford S. Neuman	72	Mr. Neuman has served as a Director and Assistant Secretary of the Company since 1984 and has served as a director of Tempco Engineering, Inc., a subsidiary of the Company, since 2001. Mr. Neuman is Chairman of the law firm, Gallop, Johnson & Neuman, L.C. and was the Managing Member of Gallop, Johnson & Neuman, L.C. from May 2000 until he was elected Chairman on March 31, 2005. He has been a Member of Gallop, Johnson & Neuman, L.C. for more than the last five years.	1984

Name	Age	Principal Occupation	Service as Director Since
John S. Eulich	57	Mr. Eulich was elected as a Director of the Company on August 22, 2005. He has served as the President and Chief Executive Officer of INDEECO, a manufacturer of electric heaters and controls, since November 2, 2005. From July 1, 2003 through October 2005, Mr. Eulich operated a private consulting business. From 2001 to 2003, Mr. Eulich served as the President of Graphic Microsystems, Inc., a manufacturer of printing controls equipment, and served as Managing Director of Van Dam Machine B.V., both affiliated companies of Mark Andy, Inc., from 2000 to 2003.	2005
Judith W. Northup	57
Ms. Northup was appointed to serve as a Director of the Company on May 2, 2006.  Ms. Northup served as an executive officer of Vought Aircraft Industries, Inc., a large aircraft manufacturer and assembler, from 1997 until her retirement on March 1, 2006.  Prior to her retirement, she served as Vice President, Office of the President from February 2005 until her retirement.  Ms. Northup served as Vice President and Chief Administrative Officer of Vought from April 2004 to February 2005.  She also previously served as its Vice President, Human Resources, Administration and Information Services, as well as Vice President, Material.  Ms. Northup is a member of the board of directors and compensation and nominating committee of Exostar, a provider of secure collaboration and integrated supply-chain solutions to the aerospace and defense industry.
			2006

Class III:  To continue to serve as Director until 2010
Name	Age	Principal Occupation	Service as Director Since
Ronald S. Saks	64	Mr. Saks has served as our Chief Executive Officer and President since 1984. Prior to his employment with the Company, Mr. Saks was an Executive Vice President with Associated Transports, Inc. for eight years and was a Tax Manager with Peat Marwick Mitchell & Co., now known as KPMG LLP, for eight years prior thereto.	1984
Joseph Burstein	80	Mr. Burstein has served as Chairman of the Board of Directors of the Company since 1984. From 1984 through January of 1989, Mr. Burstein served as a Vice President of the Company, after which he retired as an officer of the Company.	1984

Brian D. Geary	51	Mr. Geary has served as a Director of the Company since June 3, 2002. Prior thereto, he served as President of Versaform Corporation from July 1978 to May 2002. Mr. Geary has been a member of the board of directors of Highway Holdings Limited, a manufacturer of electrical parts and components, subassemblies and consumer products, since January 2005.	2002

Class II:  To continue to serve as Director until 2009
Name	Age	Principal Occupation	Service as Director Since
Thomas G. Unger	59	Mr. Unger has been a director of Fife Fabrication, Inc., a manufacturer of sheet metal parts and assemblies, since early 1998. Prior thereto, Mr. Unger was the Chief Executive Officer of Tyee Aircraft, a supplier of rods, struts and engineered tubular components for the aircraft and aerospace industries, from 1982 to 1998.	1999
John M. Roeder	65	Mr. Roeder has acted as a financial consultant since 1999. Prior thereto, he was an Office Managing Partner of Arthur Andersen LLP, then an international accounting firm. Mr. Roeder is also the Director in Residence at The Institute for Excellence in Corporate Governance of The University of Texas at Dallas – School of Management. Mr. Roeder is a member of the board of directors and the audit committee of Fiduciary/Claymore MLP Opportunity Fund and Fiduciary/Claymore Dynamic Equity Fund, which are traded on the New York Stock Exchange.	2003

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE CLASS I DIRECTORS.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

Determination of Director Independence

Rules of The NASDAQ Stock Market LLC require that a majority of the Board of Directors be “independent,” as defined in Nasdaq Marketplace Rule 4200(a)(15).  Under the NASDAQ rules, the Board of Directors must make an affirmative determination that a director is independent by determining that the director has no relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The Board of Directors has reviewed the independence of its directors under the NASDAQ rules.  During this review, the Board of Directors considered transactions and relationships between each director or any member of his family and the Company.  The Board of Directors has determined that Messrs. Unger, Burstein, Eulich, Roeder and Neuman and Ms. Northup are independent under Nasdaq Rule 4200(a)(15).

Board of Directors and Committee Meetings; Annual Meetings; Corporate Governance

The Board of Directors meets throughout the year on a set schedule, and holds special meetings and acts by written consent from time to time as appropriate.  Regularly scheduled meetings include sessions for the independent directors to meet without management present, and the lead director chairs these sessions.  During 2007, eight meetings of the Board of Directors were held. Each director attended in person or by phone 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors held during that portion of the 2007 fiscal year during which he or she was a director and (ii) the total number of meetings held during the period by all committees of the Board of Directors on which he or she served during that portion of the 2007 fiscal year.

The Company has no policy with regard to directors’ attendance at annual meetings of its shareholders; however, all of the Company’s directors attended the 2007 annual shareholders’ meeting, either in person or by telephone.

The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.  The Board of Directors has adopted a written charter for each committee.  A current copy of each such charter is available on the Company’s website, http://www.lmiaerospace.com, and can be obtained free of charge by written request to the attention of the Secretary of the Company at the address appearing on the first page of this Proxy Statement or by telephone at (636) 946-6525.

Audit Committee

The Audit Committee is currently comprised of Messrs. Roeder (Chairman), Unger and Eulich and Ms. Northup, each of whom is “independent” in accordance with the NASDAQ standards, as well as the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act.  In addition, the Board of Directors has determined that Mr. Roeder is qualified as an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission.  The Audit Committee evaluates significant matters relating to the audit and internal controls of the Company, reviews the scope and results of the audits conducted by the Company’s independent public accountants and performs other functions or duties provided in the Audit Committee Charter.  During the 2007 fiscal year, the Audit Committee held seven meetings.  The Audit Committee has adopted a complaint monitoring procedure to enable confidential and anonymous reporting to the Audit Committee of concerns regarding, among other things, questionable or other accounting matters.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Eulich (Chairman), Unger and Burstein.  The Board of Directors has determined that each member of the Compensation Committee is independent in accordance with the NASDAQ independence standards, is a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and is an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews the Company’s remuneration policies and practices, including executive compensation, and administers the Company’s share-based compensation plans.  During the 2007 fiscal year, the Compensation Committee held three meetings.

Nomination of Directors

The Board of Directors does not currently have a standing Nominating Committee or a charter regarding the nominating process.  Pursuant to the NASDAQ rules, the Board of Directors has delegated to the independent members of the Board of Directors the authority to identify, evaluate and recommend qualified nominees for election or appointment to the Company’s Board of Directors.  The vote of a majority of the independent directors of the Board of Directors is required to approve a nominee for recommendation to the Board of Directors.  There currently exists one vacancy for a Class II Director on the Board of Directors.

The independent members of the Board of Directors will give appropriate consideration to written recommendations from shareholders regarding the nomination of qualified persons to serve as directors of the Company, provided that such recommendations contain sufficient information regarding proposed nominees so as to permit the independent members of the Board of Directors to properly evaluate each nominee’s qualifications to serve as a director.  Nominations must be addressed to the Secretary of the Company at its address appearing on the first page of this Proxy Statement.  The independent members of the Board of Directors may also conduct their own search for potential candidates that may include candidates identified directly by a variety of means as deemed appropriate by the independent directors.

The Board of Directors has adopted a set of corporate governance guidelines establishing general principles with respect to, among other things, director qualifications and responsibility.  These guidelines establish certain criteria, experience and skills requirements for potential candidates, including, but not limited to, a candidate’s personal and business ethics, financial literacy, business experience, demonstrated record of achievement and other directorships.  Potential candidates are evaluated by the Board of Directors through personal interviews with each member of the Board of Directors and a thorough review of such criteria.  There are no established term limits for service as a director of the Company.  In general, it is expected that each director of the Company will have the highest personal and professional ethics, integrity and values and will consistently exercise sound and objective business judgment.  In addition, it is expected that the Board of Directors as a whole will be made up of individuals with significant senior management and leadership experience, a long-term and strategic perspective and the ability to advance constructive debate.  The Company’s Corporate Governance Guidelines are available on its website, http://www.lmiaerospace.com, and can be obtained free of charge by written request to the attention of the Secretary of the Company at the address appearing on the first page of this Proxy Statement or by telephone at (636) 946-6525.

Code of Business Conduct and Ethics

All directors, officers and employees of the Company, including its Chief Executive Officer and its Chief Financial Officer, are required to comply with the Company’s Code of Business Conduct and Ethics to ensure that the Company’s business is conducted in a legal and ethical manner.  The Code of Business Conduct and Ethics covers all areas of business conduct, including employment policies and practices, conflict of interest and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.  Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Business Conduct and Ethics.  The Company, through the Audit Committee, has procedures in place to receive, retain and treat complaints received regarding accounting, internal accounting control or auditing matters and to allow for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters.  The Company’s Code of Business Conduct and Ethics can be found on its website, http://www.lmiaerospace.com, and can be obtained free of charge by written request to the attention of the Secretary of the Company at the address appearing on the first page of this Proxy Statement or by telephone at (636) 946-6525.  Any changes to or amendments of the Code of Business Conduct and Ethics will be posted on our website.

Director Compensation

The following table presents the compensation of our non-employee directors for the year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Joseph Burstein	32,000	22,998(2)	54,998
Brian D. Geary	32,000	22,998(3)	54,998
Sanford S. Neuman	32,000	22,998(4)	54,998
John S. Eulich	32,000	21,919(5)	53,919
Judith W. Northup	32,000	13,848(6)	45,848
Thomas G. Unger	32,000	22,998(7)	54,998
John M. Roeder	32,000	22,998(8)	54,998

(1)
This column represents the dollar amount of expense recognized for financial statement reporting purposes with respect to all unvested shares of restricted stock for each director for the 2007 fiscal year, in accordance with Statement of Financial Accounting Standard No. 123R (“SFAS No. 123R”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amount of expense is calculated using the fair market value on the date of grant, taken ratably over the stated vesting period. These amounts reflect the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that will be realized by the directors. See Note 13 of the Company’s Consolidated Financial Statements reported in Item 8 of the Company’s Annual Report on Form 10-K for additional discussion on SFAS No. 123R valuation methodology. Accordingly, amounts include expenses recognized for financial statement purposes during fiscal year 2007 in relation to awards granted in prior years. Shares of restricted stock granted in 2007 had a grant date fair value of $31,990 for each of the directors listed above, respectively.

(2)
At December 31, 2007, Mr. Burstein held 6,012 shares of restricted stock vesting between August 2008 and June 2010 and 15,000 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase such shares.

(3)
At December 31, 2007, Mr. Geary held 6,012 shares of restricted stock vesting between August 2008 and June 2010 and 12,000 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase such shares.

(4)
At December 31, 2007, Mr. Neuman held 6,012 shares of restricted stock vesting between August 2008 and June 2010 and 15,000 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase such shares.

(5)	At December 31, 2007, Mr. Eulich held 4,462 shares of restricted stock vesting between June 2009 and June 2010.

(6)	At December 31, 2007, Ms. Northup held 3,012 shares of restricted stock vesting between June 2009 and June 2010.

(7)	At December 31, 2007, Mr. Unger held 6,012 shares of restricted stock vesting between August 2008 and June 2010.

(8)	At December 31, 2007, Mr. Roeder held 6,012 shares of restricted stock vesting between August 2008 and June 2010.

Narrative for Director Compensation Table

In fiscal year 2007, each of our non-employee directors was paid annual cash compensation in the amount of $32,000 plus a grant of 1,562 shares of restricted stock, having a fair value of $31,990 on the award date, calculated in accordance with SFAS No. 123R.  All of such shares of restricted stock vest (and the restrictions lapse) over a period of three years and are subject to forfeiture until vested.  Our directors do not receive additional per meeting fees, nor do they receive additional compensation for service on committees.

Compensation Committee Interlocks and Insider Participation

During the 2007 fiscal year, no member of the Compensation Committee of the Board of Directors was or had been an officer or employee of the Company, or had any relationship requiring disclosure hereunder. During 2007, no executive officer of the Company served as a member of the Compensation Committee or as a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors or as a director of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

2007 Compensation Discussion and Analysis

Overview

Our Board appoints the members of its Compensation Committee, which currently consists of John S. Eulich, its Chairman, Joseph Burstein and Thomas G. Unger, all of whom are independent directors.  The duties, responsibilities and authority of the Compensation Committee are prescribed in the Compensation Committee Charter.  The Compensation Committee Charter is reviewed periodically and revised where appropriate.  Two key aspects of the duties and responsibilities of the Compensation Committee are the administration of our compensation programs, including our equity incentive program, and the approval of compensation for our executive officers.  The Compensation Committee has the authority to retain outside counsel and such other experts or consultants as it deems necessary to discharge its duties.  Our Compensation Committee Charter can be found on our website at www.lmiaerospace.com under the heading “Investor Relations – Committee Charters and Ethics Policy.”

Our Executive Compensation Policy

We believe that a critical factor in attracting and retaining talented and dedicated management who are necessary for our success is the establishment and fair implementation of a comprehensive executive compensation program.  Accordingly, our overall compensation philosophy is to offer our executives and other members of our management team compensation and benefits that meet and enhance our goals of attracting, retaining and motivating highly skilled people to work together as a team to achieve our financial and strategic business objectives.  In furtherance of this compensation philosophy, our executive compensation program is designed to:

•	provide fair and reasonable compensation that meets the competitive environment for executive talent;
•	help motivate the members of our executive team for excellent performance; and
•	align the interests of our executive team members with those of our shareholders and the long-term success of our company.

To meet these objectives, our executive compensation program is designed to achieve a balance of cash and stock-based remuneration that provides a fair and competitive base salary for an executive’s work, along with both short-term and long-term performance incentives that are consistent with short-term and long-term strategic initiatives.  Our compensation program also provides a mix of guaranteed compensation and incentive-based compensation, which includes elements of cash compensation and stock-based compensation.

Compensation Committee Process

While all decisions regarding executive compensation are ultimately made by our Compensation Committee, in practice, the Compensation Committee generally relies heavily on the recommendations of the Chief Executive Officer with respect to all of our executive officers (other than the Chief Executive Officer himself), particularly with regard to his assessment of each executive officer’s individual performance against achievement of strategic objectives, level of responsibility exercised and the level of specialized experience and knowledge required to do the job.  Determinations by our Compensation Committee are not made in accordance with strict formulas which measure weighted qualitative and quantitative factors.  Rather, such determinations are more subjective in nature and take into account not only the recommendations of our Chief Executive Officer, but also such other factors as deemed relevant to the Compensation Committee in an effort to blend competitive ranges into our own internal policies and practices. The use by our Compensation Committee of outside resources and references, such as industry benchmarks, has historically been somewhat limited.

Base salary and bonuses for 2007 for those executive officers identified in the summary compensation table, whom we refer to as our named executive officers, were paid pursuant to two-year employment agreements with the Company effective as of January 1, 2006 (except for Darrel E. Keesling, who was appointed our Chief Operating Officer and whose two-year employment agreement was effective as of January 15, 2007) that provided for, among other things, the base salary and incentive bonus elements of each such executive officer’s compensation package.  To induce Ryan P. Bogan, the President and Chief Executive Officer of D3 Technologies, Inc., acquired by the Company on July 31, 2007, to continue to serve in that capacity, we caused D3 Technologies to enter into a new employment agreement with Mr. Bogan, expiring on December 31, 2010.  Employment agreements with other key personnel of D3 Technologies were also entered into for the purpose of retaining such personnel.

As of January 1, 2008, each of our named executive officers entered into new three-year employment agreements (except for Mr. Keesling, whose employment agreement was still in effect).  These employment agreements include scheduled increases in base salary each year of the three-year contract term.  We had historically entered into two-year employment agreements with our executive officers as a means of demonstrating our commitment to them individually and as integral members of our executive team.  Because of the three-year cliff vesting provisions of the restricted stock awards approved by the Compensation Committee in November 2007, the Compensation Committee elected to increase the term of the new employment agreements from two to three years to align the retention incentive of both elements of executive compensation.

Elements of our Executive Compensation Program

Our executive compensation program consists of three basic elements, namely, base salary, annual incentive cash bonus and long-term incentive equity-based compensation.  Consistent with our executive officer compensation philosophy, we have structured each element of our compensation package as set forth below. The following discussion analyzes compensation for 2007, as well as the 2008 objectives, for our named executive officers.  Our named executive officers, who are determined based on total compensation calculated under SEC regulations, consist of the following persons:

•	Ronald S. Saks, President and Chief Executive Officer;
•	Darrel E. Keesling, Chief Operating Officer;
•	Robert T. Grah, Vice President, Central Operations;
•	Lawrence E. Dickinson, Chief Financial Officer; and
•	Michael J. Biffignani, Chief Information Officer.

Base Salary

We seek to keep a relative balance between the range of base salary for our executive officers and that of our plant general managers, based primarily on the overall responsibility of a corporate executive in relation to the responsibility of a plant general manager for one operating unit.  A relative balance is also maintained among the members of our executive management team with the difference in base salaries being within a relatively narrow range.

Base salaries for our executive officers are designed to provide competitive compensation to each executive based on position, scope of responsibility, business and leadership experience and performance.  The 2007 base salaries for each named executive officer, other than Mr. Keesling (who was not employed by the Company in 2006), increased by approximately 2.5% over each such executive’s salary in 2006, pursuant to the terms of such named executive officer’s employment agreement then in effect.  In November 2007, the Compensation Committee determined that the base salaries in 2008 for our named executive officers other than Mr. Keesling, whose 2008 base salary was set pursuant to his employment agreement expiring at year end 2009, would be increased between 8% and 13% over 2007.  While the Compensation Committee believed that Mr. Saks’ base salary should also be increased by more than the increase actually awarded for 2008, at the suggestion of Mr. Saks, his 2008 base salary was increased only by a modest 3% in order to maintain the spread between his salary and those of other executive and management level personnel.  The purpose for the percentage increase in 2008 for Messrs. Grah, Dickinson and Biffignani was to reflect the additional responsibility placed on our management team arising primarily from our acquisition of D3 Technologies on July 31, 2007, including the integration of D3 Technologies into the Company’s business, providing D3 Technologies with support services and the overall management of a larger and more sophisticated business operation.  In 2008, salaries for our named executive officers increased as follows:

Named Executive Officer	2007 Salary ($)	2008 Salary ($)	Increase (%)
Ronald S. Saks	277,200	285,516	3
Darrel E. Keesling	240,000	250,000	4
Robert T. Grah	205,800	233,171	13
Lawrence E. Dickinson	187,425	212,353	13
Michael J. Biffignani	179,550	194,183	8

Under the terms of Mr. Bogan’s employment agreement with our subsidiary, D3 Technologies, Mr. Bogan’s base salary for 2007 was $175,000, on an annualized basis and $181,125 for 2008, representing an increase of 3.5%.

Annual Incentive Bonus

Our annual incentive bonus program for our executive officers is the means by which we provide our executive officers short-term incentives in furtherance of our compensation goals and objectives.  This bonus program is tied to a pre-established operating performance goal rather than appreciation in share value and is provided for in the employment agreement with each of our executive officers.  We believe that this approach enhances the team effort on the part of our executive officers to maximize total performance.  The performance goal is established by the Compensation Committee and is expected to provide an annual cash bonus opportunity for our executives ranging from approximately 20% to 35% of base salary, depending on the executive’s responsibilities, if the performance goal is achieved, with the exception of Mr. Keesling, whose bonus threshold applicable to 2008 was set by his employment agreement effective as of January 15, 2007.

The employment agreements entered into with our executives in January 2006 required that the Company achieve a performance threshold for cash bonuses to be earned by our executives.  The Compensation Committee established a minimum bonus amount expressed as a percentage of base salary for meeting the minimum threshold and provided for an increased bonus amount expressed as the percentage of the excess over such minimum threshold.  There was no cap on the amount of bonus that could be earned under the employment agreements. The employment agreements required, among other things, exclusion of the impact of all acquisitions made during the contract term.  The current employment agreements with our executives retain these general provisions.

The annual incentive bonus for our named executive officers for 2007 was based on annual income from operations for the Aerostructures segment as a whole, rather than individual plant performance.  We believe that this reflects the interdependence of our operations, a high level of inter-company transactions and the increasing number of make/buy decisions as we grow our supply chain, and it rewards and encourages cooperation and team behavior.  For 2008, the annual incentive bonus for our executive officers other than Mr. Saks is based on annual income from operations of the Areostructures segment.  The 2008 annual incentive bonus for Mr. Saks is based on annual income from operations of both the Aerostructures segment and Engineering Services segment combined.

In 2007, the ability of our named executive officers to earn a performance bonus was based on our achievement of a minimum threshold of “annual income from operations” of $10 million, excluding income and loss generated by companies acquired after January 1, 2006.  Annual income from operations is essentially consolidated income from operations for any given fiscal year, with certain adjustments, including the exclusion of income from acquisitions that occurred on or after January 1, 2006, including D3 Technologies.  Because this minimum threshold was exceeded for fiscal year 2007, our executive officers received a performance bonus of 5% of their base salary plus a percentage of the amount by which our annual income from operations for the subject year exceeded the $10 million minimum threshold.

The cash incentive bonuses shown in the Summary Compensation Table were calculated in accordance with the provisions of the named executive officers’ respective employment agreements and shown as a percentage of base salary, as follows:

Executive Officer	Bonus at Threshold Amount as a Percentage of Base Salary	Additional Bonus as a Percentage of Excess over Threshold Amount	Total Bonus as a Percentage of Base Salary
Ronald S. Saks President and CEO	5%	0.750%	34.67%
Darrel E. Keesling Chief Operating Officer	5%	0.625%	33.56%(1)
Robert T. Grah Vice President, Central Operations	5%	0.500%	31.64%
Lawrence E. Dickinson Chief Financial Officer	5%	0.400%	28.49%
Michael J. Biffignani Chief Information Officer	5%	0.400%	29.43%

(1)
Percentage is calculated by dividing actual bonus paid to Mr. Keesling of $80,544 during 2007 by the base salary per his employment agreement of $240,000.  Actual base salary paid to Mr. Keesling was $230,000, a pro-rated amount for the period of January 15, 2007 and December 31, 2007, during which he was employed with the Company.

The Compensation Committee also has the authority to award additional discretionary bonuses based on extraordinary performance or circumstances.  Such bonus awards are not, however, common.  In addition, in appropriate circumstances, the Compensation Committee may make special payments in the form of cash or shares of stock in connection with the employment of certain executives and other members of our management team prior to executing an executive employment contract which includes the normal performance formula bonus described above.  Whether a special payment is made and the amount thereof is determined on a case-by-case basis.

With the new three-year employment agreements for executive officers entered into as of January 1, 2008, the annual incentive bonus of our named executive officers other than Mr. Saks will be tied to the targeted goal for annual income from operations excluding income or loss from D3 Technologies, which is set during the budgeting process each year.  Thus, the target is set by the Compensation Committee annually, based on expectations of revenues and operating margins.  No incentive bonus will be earned until a minimum threshold of 60% of the target set for annual income from operations is achieved.  If the applicable minimum threshold is achieved, executive officers earn a bonus equal to 5% of their base salary, plus a percentage of the amount by which the applicable targeted annual income from operations for the subject year exceeds the minimum threshold.  The threshold for 2008 for our named executive officers other than Mr. Saks is the lesser of the targeted goal for annual income from operations for our Aerostructures segment and $15 million.  To reflect the broader responsibilities of Mr. Saks for the overall expectations and performance of the Company, his employment agreement was recently amended to provide for a targeted goal for annual income from operations that includes income and loss from D3 Technologies.  Accordingly, the threshold applicable to Mr. Saks is $19 million based on a targeted combined goal of $32 million, and annual income from operations in excess of the threshold up to the targeted amount are multiplied by 0.65%, while amounts in excess of the targeted amount are multiplied by 1.0%.

In order to reflect the current initial stage of the process of integrating the Engineering Services segment of our business, comprised of the D3 Technologies operations acquired on July 31, 2007, with our Aerostructures segment, the annual incentive bonus for the executives and those bonus-eligible employees of D3 Technologies is based on the operating income of D3 Technologies as a separate entity, and the annual incentive bonus for the executives and other bonus-eligible employees of the Company other than those employed by D3 Technologies and Mr. Saks is based on the operating income of the Company, excluding that of D3 Technologies.

Long-Term Incentive Compensation

The long-term incentive awards for our executive officers are made under our 2005 Long-Term Incentive Plan under which the Compensation Committee may, among other things, grant or award stock options, shares of restricted stock, restricted stock units and other stock-based awards, subject to certain limitations and restrictions as set forth in the plan.  Our use of stock-based awards for our executive officers is the primary means by which we provide our executive officers a long-term incentive that becomes more valuable to the executive to the extent our share value increases, thereby aligning each executive’s interest with the interest of our shareholders.  Prior to 2005, we granted stock options that generally vested over a number of years.  No stock options were granted in 2007.  In January of 2007, the Compensation Committee awarded shares of restricted stock to our executive officers (other than our Chief Executive Officer) in lieu of stock options.  Based primarily on discussions with our Chief Executive Officer and taking into account his significant ownership of our common stock, the Compensation Committee has determined grants of options or awards of restricted shares to our Chief Executive Officer would not serve the primary purpose of these grants or awards of providing him long-term incentives.  Accordingly, our Chief Executive Officer has not received stock options or shares of restricted stock in the past and did not in 2007.  Our Chief Executive Officer has indicated his concurrence with this determination by the Compensation Committee.

In connection with our entering into an executive employment agreement with Darrel E. Keesling on January 15, 2007, the Compensation Committee awarded to Mr. Keesling 5,518 shares of restricted stock, one-third of which shares vest each year on the anniversary of Mr. Keesling’s employment agreement.

In connection with our acquisition of D3 Technologies and the execution of an executive employment agreement between Mr. Bogan and D3 Technologies on July 31, 2007, the Compensation Committee awarded to Mr. Bogan 21,673 shares of restricted stock of the Company, which shares vest over a five-year period ending on the fifth anniversary of the award date.

In January 2008, the Compensation Committee awarded additional shares of restricted stock to our named executive officers (other than our Chief Executive Officer as noted above), with a three-year cliff vesting schedule.  The Compensation Committee’s determination with respect to the shares of restricted stock awarded to our executive officers in 2008 was based generally, with respect to each executive officer, on his job responsibility and past performance, future anticipated contributions, the value of the grant and potential appreciation to the executive officer in relation to the other elements of his total compensation, corporate performance and existing vested and unvested equity holdings.  In addition, the Compensation Committee took into consideration the awards of our restricted stock made to executives of D3 Technologies relative to those made to the executive officers of the Company and determined that it was appropriate to increase the number of shares awarded to the executive officers of the Company in 2008 as a means of achieving an equitable balance of awards of restricted stock to executives of D3 Technologies relative to those made to the executive officers of the Company.

We believe that utilization of restricted stock awards provides long-term incentives comparable to the use of stock options while also offering the advantage of reduced market risk to the executive and reduced potential dilution of outstanding shares compared to utilization of an option having the same fair value on the date of grant.  Moreover, the Company’s expense for the issuance of restricted stock, which is fixed at the market value on the day of grant, is spread over the vesting period while the expense for stock options involves the use of theoretical assumptions to create a hypothetical value and expense for the options. However, the Company may issue stock options in the future if it determines circumstances become more beneficial to do so.

It is the policy of the Compensation Committee that, with respect to all equity-based compensation for the executive officers, the award dates for each grant shall be specified by the Compensation Committee at a duly convened meeting as of a date on or after the date of its action, and that the exercise price or value of the grant shall be determined by reference to the closing price of our common stock on the specified award date.  See “Outstanding Equity Awards at Fiscal Year-End” table for additional information. Equity grants may also be made to new executive officers upon commencement of their employment and, on occasion, to executive officers in connection with a significant change in job responsibility, extraordinary performance, or other reasons.

Benefit Programs and Executive Perquisites

In addition to the three basic elements of our executive compensation program described above, our executives participate in other benefit programs, such as group term life and health benefits, disability programs, and our Profit Sharing and 401(k) Plan that are available to all of our full-time employees.

Historically, we have not offered perquisites to our executive officers other than the use of a company furnished automobile or an automobile allowance in lieu thereof.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code generally precludes a public company from taking a federal income tax deduction for annual compensation in excess of $1 million per individual paid to its chief executive officer or the other named executive officers.  Under Section 162(m), certain compensation, including “performance-based compensation,” is excluded from this deduction limitation.

Our intent is to structure compensation paid to our executives to be deductible; however, from time to time, the Compensation Committee may award compensation that may not be deductible if it determines that such awards are consistent with our compensation philosophy and in the best interest of our shareholders.  We believe that all of the 2007 compensation paid to our executive officers is fully deductible.

COMPENSATION COMMITTEE REPORT

In fulfilling its duties and responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s 2008 proxy statement.

Respectfully submitted,

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS OF
LMI AEROSPACE, INC.

John S. Eulich, Chairman of the Compensation Committee Joseph Burstein, Member
Thomas G. Unger, Member

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

Executive Compensation Tables

Summary Compensation Table

The following table summarizes the total compensation paid or earned by the Company's Chief Executive Officer, Chief Financial Officer and each of the three most highly compensated executive officers, whose 2007 total compensation exceeded $100,000 in each instance, referred to collectively as the named executive officers, for the fiscal year ended December 31, 2006 and 2007:

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)
Ronald S. Saks President and CEO	2007	277,200	-	96,112	6,364	379,676
	2006	270,600	-	64,153	6,448	341,201
Darrel E. Keesling Chief Operating Officer	2007	230,000(3)	55,572	80,544	4,588	370,704
	2006	-	-	-	-	-
Robert T. Grah Vice President, Central Operations	2007	205,800	20,670	65,125	9,929	301,524
	2006	204,794	13,806	43,793	7,035	269,428
Lawrence E. Dickinson Chief Financial Officer	2007	187,425	17,490	53,403	7,072	265,390
	2006	186,242	11,682	36,147	4,687	238,758
Michael J. Biffignani Chief Information Officer	2007	179,550	13,782	52,846	6,035	252,213
	2006	175,275	11,682	35,763	7,031	229,751

(1)
This column represents the dollar amount of expenses recognized for financial statement reporting purposes with respect to the fair value of shares of restricted stock for the 2007 and 2006 fiscal years, in accordance with SFAS No. 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value is calculated using the fair market value on the date of grant, taken ratably over the stated vesting period. These amounts reflect the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that will be realized by the named executive officers. See Note 13 of the Company’s Consolidated Financial Statements reported in Item 8 of the Company’s Annual Report on Form 10-K for additional discussion on SFAS No. 123R valuation methodology.

(2)	The amounts represent cash bonus awarded under our 2005 Long-Term Incentive Plan for the year reported. A portion of such compensation was paid in the first quarter of the ensuing year.

(3)	Mr. Keesling’s base salary was prorated for the period of January 15, 2007 and December 31, 2007, during which he was employed with the Company.

Grants of Plan-Based Awards

The following table provides information on the 2007 grants of plan-based awards to the named executive officers under the 2005 Long-Term Incentive Plan discussed above. Ronald S. Saks, the Company’s Chief Executive Officer, does not hold any stock options or shares of restricted stock.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold (2) ($)	Target(3) ($)	Maximum (4) ($)
Ronald S. Saks	11/02/07	14,276	99,777	-	-	-
Darrel E. Keesling	1/17/07	-	-	-	5,518	90,937
	1/15/07	12,500	107,417	-	-	-
Robert T. Grah	1/17/07	-	-	-	1,300	21,424
	11/02/07	11,659	62,592	-	-	-
Lawrence E. Dickinson	1/17/07	-	-	-	1,100	18,128
	11/02/07	10,618	51,364	-	-	-
Michael J. Biffignani	1/17/07	-	-	-	800	13,184
	11/02/07	9,709	45,362	-	-	-

(1)	Represents estimated payouts of annual incentive bonuses for 2008 based on the targeted budget of annual income from operations set by the Compensation Committee on the applicable award dates.

(2)	Represents 5% of the base salary of each respective named executive officer in accordance with his employment agreement effective for fiscal year 2008.

(3)
Except for Mr. Saks, represents 5% of the base salary of each respective named executive officer, plus a specified percentage of the estimated annual income from operations for 2008, excluding, among other things, the estimated annual income from operations of D3 Technologies, Inc. (“D3”), in excess of the performance threshold in accordance with the employment agreement of each named executive officer.  The specified percentage is 0.625 for Mr. Keesling, 0.50 for Mr. Grah, 0.40 for Mr. Dickinson and 0.35 for Mr. Biffignani, respectively. The performance threshold is the lesser of $15 million or 60% of the budgeted annual income from operations, excluding the annual income from operations of D3, except for Mr. Keesling, whose performance threshold of $10 million was set pursuant to his employment agreement effective as of January 15, 2007.  For Mr. Saks, represents 5% of the base salary, plus a specified percentage of the estimated annual income from operations for 2008 in excess of the performance threshold, including the estimated annual income from D3.  The specified percentage for Mr. Saks is 0.65 up to the target and 1.0 exceeding the target.  The performance threshold for Mr. Saks for 2008 is $19 million, which represents approximately 60% of the targeted annual income from operations including the annual income from operations of D3.

(4)
In accordance with the employment agreement for each respective named executive officer, there is no limitation on the amount of non-equity incentive plan awards that can be earned by each named executive officer.

Narrative for Summary Compensation Table and Grants of Plan-Based Awards Table

Our Compensation Committee made awards of the Company’s restricted stock to our executive officers (other than Mr. Saks) in fiscal year 2007 under our 2005 Long-Term Incentive Plan.  Pursuant to the terms of the 2005 Long-Term Incentive Plan, our Compensation Committee has broad discretion to award to our executive officers shares of restrictive stock of our Company, among other types of cash-based and equity-based awards, subject to limitations and restrictions as set forth in the plan.  In 2007, Messrs. Keesling, Grah, Dickinson and Biffignani were awarded 5,518, 1,300, 1,110 and 800 shares of restricted stock, respectively.  The dollar amounts of expense recognized for financial statement reporting purposes with respect to the fair value of the shares of restricted stock awarded to our named executive officers for the 2007 fiscal year, in accordance with SFAS No. 123R, were $55,572, $20,670, $17,490 and $13,782 for Messrs. Keesling, Grah, Dickinson and Biffignani, respectively, which we reported in the Stock Awards column of the Summary Compensation Table.  The award of Mr. Keesling’s 5,518 shares of restricted stock was made in connection with our entering into an executive employment agreement with Mr. Keesling as of January 15, 2007.  One-third of those shares vest each year on the anniversary of Mr. Keesling’s employment agreement.  The shares granted to the other named executive officers for the 2007 fiscal year vest according to a three-year cliff vesting schedule.

The employment agreement with each of our executive officers provided that such executive officer would be eligible to receive a performance bonus in 2007 if we achieved a minimum threshold of “annual income from operations” of $10 million.  Annual income from operations is essentially consolidated income from operations for any given fiscal year, with certain adjustments, including the exclusion of income from acquisitions that occurred on or after January 1, 2006.  Because this minimum threshold was exceeded for fiscal year 2007, our executive officers received a performance bonus of five percent of their base salary plus a percentage of the amount by which our annual income from operations for 2007 exceeded the $10 million minimum threshold.  We have disclosed the amounts paid to each named executive officer under our annual incentive bonus program under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.  Messrs. Saks, Keesling, Grah, Dickinson and Biffignani earned cash awards under our annual incentive bonus program in the amounts of $96,112, $80,544, $65,125, $53,403 and $52,846, respectively, in 2007.

For fiscal year 2008, our executive officers are eligible to receive awards under our annual incentive bonus program tied to a pre-established operating performance goal provided for in the employment agreement with each of our executive officers effective as of January 1, 2008 (except in the case of Mr. Keesling, whose annual incentive bonus is provided for in his executive employment agreement entered into as of January 15, 2007 and is calculated as described above for 2007).  We have disclosed estimated payouts under our annual incentive bonus program for 2008 under the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns in the Grants of Plan-Based Awards Table calculated assuming that the Company achieves, but does not exceed, its targeted annual income from operations for fiscal year 2008.

The employment agreement with Mr. Saks provides that that he will be eligible to receive a performance bonus in 2008 if we achieve a minimum threshold of $19 million.  As indicated above, the targeted performance goal for Mr. Saks is essentially based on the consolidated income from operations of both the Aerostructures segment and Engineering Services segment for any given fiscal year, with certain adjustments, including the exclusion of income from acquisitions that occurred after January 1, 2008.  Mr. Saks’ performance bonus, if any, for fiscal year 2008 will consist of two components: (i) five percent of Mr. Saks’ base salary if the minimum threshold of $19 million is achieved, plus (ii) the sum of (A) 0.650% of the Company’s annual income from operations in excess of the threshold up to our target for annual income from operations of $32 million and (B) one percent of the Company’s annual income from operations in excess of our target for annual income from operations.

The employment agreements with our named executive officers other than Messrs. Saks and Keesling provide that they will be eligible to receive a performance bonus in 2008 if we achieve a minimum threshold of the lesser of (i) 60% of our annual target for “annual income from operations” for fiscal year 2008 and (ii) $15 million.  Annual income from operations for the purposes of the employment agreements of our named executive officers other than Messrs. Saks and Keesling is essentially consolidated income from operations for any given fiscal year, with certain adjustments, including the exclusion of income from D3 Technologies, Inc. and income from acquisitions that occurred after January 1, 2008.  The performance bonuses, if any, for fiscal year 2008 of our named executive officers other than Messrs. Saks and Keesling will consist of two components: (i) five percent of such executive’s base salary if the minimum threshold is achieved, plus (ii) a percentage of the Company’s annual income from operations in excess of the minimum threshold.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on unexercised stock options and unvested restricted stock awards granted to the named executive officers that were outstanding as of December 31, 2007. Ronald S. Saks, the Company’s Chief Executive Officer, does not hold any stock options or shares of restricted stock. There were no unexercisable stock options outstanding at December 31, 2007.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
Darrel E. Keesling	-	-	-	5,518	146,282
Robert T. Grah	-	-	-	1,950	51,695
Lawrence E. Dickinson	4,000	2.75	12/27/2009	-	-
	3,500	2.00	1/18/2011	-	-
	-	-	-	1,650	43,742
Michael J. Biffignani	2,000	5.43	8/1/2009	-	-
	5,000	5.43	8/1/2009	-	-
	-	-	-	1,350	35,789

(1)
Of the 5,518 unvested shares owned by Mr. Keesling at December 31, 2007, 1,839 shares vested on January 2, 2008, 1,839 shares will become vested on January 2, 2009 and the remaining 1,840 shares will become vested on January 2, 2010. Of the 1,950 unvested shares owned by Mr. Grah at December 31, 2007, 1,300 shares vested on January 2, 2008 and the remaining 650 shares will become vested on January 2, 2009. Of the 1,650 unvested shares owned by Mr. Dickinson at December 31, 2007, 1,100 shares vested on January 2, 2008 and the remaining 550 shares will become vested on January 2, 2009. Of the 1,350 unvested shares owned by Mr. Biffignani at December 31, 2007, 950 shares vested on January 2, 2008 and the remaining 400 shares will become vested on January 2, 2009.

(2)	Market value of unvested shares is based on closing market price of $26.51 per share on December 31, 2007.

Option Exercises and Stock Vested

The following table provides information on stock options that were exercised by our named executive officers during 2007 and shares of restricted stock held by our named executive officers that vested during 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Robert T. Grah	-	-	650	$10,227
Lawrence E. Dickinson	-	-	550	$8,654
Michael J. Biffignani	3,000	$63,870	550	$8,654

(1)	Represents the aggregate difference between the market price of stock options at exercise and the exercise price of the stock options.

(2)	Represents the aggregate market value of the restricted stock at vesting.

Pension Benefits

None of our named executive officers are covered by a defined pension benefit plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

We do not provide our executives with any nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change-in-Control

Each of the employment agreements with our named executive officers discussed above (except for Mr. Keesling) was entered into for an initial term of employment that commenced as of January 1, 2006 and expired on December 31, 2007. Each of the named executive officers (except for Mr. Keesling, whose employment agreement commenced on January 15, 2007 and expires on December 31, 2009), entered into a new employment agreement as of January 1, 2008, each of which expires on December 31, 2010.  Each employment agreement automatically renews for additional one-year periods unless terminated by either us or the employee by October 31 of the then-current term beginning in 2011.

The employment agreements may be terminated upon: (i) our dissolution, (ii) by us in the event we determine that the employee is not performing the duties required of him under his employment agreement to our satisfaction, (iii) the death or permanent disability of the employee, (iv) ten days’ written notice by us upon the employee’s breach of his employment agreement, (v) ten days’ written notice by us upon breach or default of the terms of the agreement by the employee, (vi) by us in the event that the employee engages in conduct which is dishonest, felonious, or is otherwise harmful to the Company, or (vii) by the employee upon 30 days’ written notice to us.

If employment is terminated for any of the reasons set forth in clauses (iii) through (vii) above, the named executive officers discussed above will only receive their base salary accrued but unpaid as of the date of the termination. If employment is terminated for any reason other than those set forth in clauses (iii) through (vii) above and those subsequent to a change in control of the Company, as discussed below, the Officers will receive six months of base salary if their term of service to us is less than five years or twelve months of their base salary if their term of service to us is five years or longer.

If, pursuant to a change in control of the Company, an employee’s employment agreement is involuntarily terminated, the employee will receive severance pay in an amount equal to two times his annual base salary and any reasonably anticipated performance bonus for the fiscal year in which he was terminated on a prorated basis. If Mr. Saks voluntarily terminates his employment within 30 days of a change in control without good reason, he will receive twelve months of his annual base salary. If Messrs. Keesling, Grah, Dickinson or Biffignani voluntarily terminates employment within 90 days of a change in control, then such employee will receive either six months of his annual base salary if his term of service to us was less than five years or twelve months of his annual base salary if his term of service to us was five years or longer.

The following table indicates the potential payments that would have been received by our named executive officers upon the occurrence of the identified events as of December 31, 2007:

Name	Benefit	Termination: Voluntary or For Cause	Termination: Without Cause or For Good Reason ($)	Change in Control: Involuntary(1) ($)	Change in Control: Voluntary(1) ($)
Ronald S. Saks	Restricted Stock	-	-	-	-
	Severance	-	277,200	650,512	277,200
Darrel E. Keesling	Restricted Stock	-	-	146,282(2)	146,282(2)
	Severance	-	120,000	560,544	120,000
Robert T. Grah	Restricted Stock	-	-	51,695(2)	51,695(2)
	Severance	-	205,800	476,725	205,800
Lawrence E. Dickinson	Restricted Stock	-	-	43,742(2)	43,742(2)
	Severance	-	187,425	428,253	187,425
Michael J. Biffignani	Restricted Stock	-	-	35,789(2)	35,789(2)
	Severance	-	179,550	411,946	179,550

(1)
No accelerated benefit will be paid to the extent that it would constitute an excess parachute payment under Section 280G(b)(3) of the Internal Revenue Code.  As of December 31, 2007, there were no named executive officers who would have received payments that would constitute excess parachute payments.

(2)
The restricted stock value is calculated using the closing market price of our common stock on December 31, 2007, multiplied by the number of shares that would have become vested as a result of the change in control on that date.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee are provided in its Charter, which has been approved by the Board of Directors of the Company.  The Audit Committee Charter was most recently revised and approved by the Board of Directors on March 12, 2007.

In fulfilling its oversight responsibilities with respect to the December 31, 2007 financial statements, the Audit Committee, among other things, has:

•
reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2007, including a discussion of the quality and acceptability of our financial reporting and internal controls;

•
discussed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of American Institute of Certified Public Accountants;

•
discussed with the Company’s independent registered public accounting firm its independence from management and the Company, received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and considered the compatibility of non-audit services with the Company’s independent registered public accounting firm’s independence; and

•	discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Respectfully submitted,

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS OF
LMI AEROSPACE, INC.

John M. Roeder, Chairman of the Audit Committee
John S. Eulich, Member
Judith W. Northup, Member
Thomas G. Unger, Member

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our Audit Committee is responsible for review, approval, ratification or other appropriate action regarding all transactions involving the Company in which a related person has a direct or indirect material interest and the amount involved exceeds $120,000.  We have developed and implemented policies and procedures to obtain information from our directors and executive officers about related person transactions to assure that all such transactions are brought to the attention of, and appropriately reviewed by, the Audit Committee.  As required by SEC rules, transactions that are determined to be directly or indirectly material to a related person are disclosed in our proxy statement.

All directors and executive officers annually complete, sign and submit a directors’ and officers’ questionnaire designed to, among other things, identify related person transactions on both an actual and potential conflicts of interest basis.  Our directors and officers are also required to update their information if there are any changes during the year.  Under the Company’s Code of Business Conduct and Ethics, our directors and officers are required to immediately disclose all relevant facts and circumstances to our Compliance Officer for his initial review.  If the Compliance Officer determines that there appears to be an actual or potential conflict, he will refer the matter to the Audit Committee to determine whether the related person has a material interest in the transaction requiring its approval, ratification, rescission or other action determined to be appropriate by the Audit Committee.

Sanford S. Neuman, a director of the Company, is the Chairman and a Member of the law firm Gallop, Johnson & Neuman, L.C., which has provided legal services to the Company in prior years and is expected to provide legal services to the Company in the future.

In September 2002, the Company acquired from MBSP, L.P., a Nevada limited partnership, in which Mr. Brian D. Geary has a direct or indirect 100% equity ownership interest, the operations and certain of the assets of the aerospace division of Southern Stretch Forming and Fabrication, Inc., an aerospace sheet metal manufacturer based in Denton, Texas. In connection with this transaction, the Company was required to pay to MBSP, L.P. 5% of the gross sales of specific parts to a specific customer during the period beginning on January 1, 2003 and ending on December 31, 2007, which payments were not to exceed $500,000. Payments to MBSP, L.P. under this agreement were $84,000, $138,000, and $138,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, the Company’s directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.  Such individuals are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished to the Company or written representations that no reports were required to be filed, the Company believes that each of its executive officers and directors complied with all Section 16(a) filing requirements applicable to them with respect to transactions during the 2007 fiscal year.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed BDO Seidman, LLP (“BDO”), as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the current fiscal year ending December 31, 2008.

BDO’s reports on the financial statements of the Company for the past three fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the Company’s audit for each of the three most recent fiscal years, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference thereto in their report in the financial statements for such years.

During the Company’s two most recent fiscal years, there were no reportable events as defined in Registration S-K, Item 304(a)(1)(v).

A proposal will be presented at the Annual Meeting to ratify the appointment of BDO as the Company’s independent registered public accounting firm.  One or more of the representatives of that firm are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.  Neither the Company’s By-laws nor its other governing documents or law require shareholder ratification of the selection of BDO as the Company’s independent registered public accounting firm.  However, the Audit Committee is submitting the selection of BDO to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM.

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the amount of audit fees, tax fees, audit-related fees and all other fees billed or expected to be billed by BDO Seidman, LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2007 and December 31, 2006, respectively:

	2007	2006

Audit Fees (1)	$531,357	$478,286
Tax Fees	--	--
Audit-Related Fees (2)	105,790	--
All Other Fees	--	--
Total Fees	$637,147	$478,286

(1)	Includes annual financial statement audit, attestation of management’s report on the Company’s internal control over financial reporting and limited quarterly review services.

(2)	Represents fees for services associated with the filing by the Company of a shelf registration statement in November 2007 and other audit-related services.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by the Company’s independent registered public accounting firm. All of the fees listed above were pre-approved in accordance with this policy.  The policy provides for pre-approval by the Audit Committee of specifically defined audit and permitted non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the Company’s independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to its Chair authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting. The Audit Committee, after review and discussion with BDO Seidman, LLP of the Company’s pre-approval policies and procedures, determined that the provision of these services in accordance with such policies and procedures was compatible with maintaining BDO Seidman, LLP’s independence.

ANNUAL REPORT

The Annual Report of the Company for the 2007 fiscal year accompanies this Notice of Annual Meeting and Proxy Statement.

FUTURE PROPOSALS

Shareholder proposals intended to be presented at the 2009 Annual Meeting of Shareholders must be received by the Company not later than December 30, 2008 or earlier than November 30, 2008 for inclusion in the Company’s proxy statement and proxy relating to that meeting.  Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Shareholder proposals and nominations for directors made outside of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, may be considered at the 2009 Annual Meeting of Shareholders only if timely notice is given to the Company by March 14, 2009.  Such notice must include a description of the proposed business and the reasons therefor.  The Board of Directors or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law.  These requirements are separate from the procedural requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A shareholder who wishes to communicate with our Board of Directors, specific individual directors or the non-employee directors as a group, may do so by directing a written request addressed to such director(s) in care of the Corporate Secretary at the address appearing on the first page of this proxy statement.  Such communication will be directed to the intended director, group of directors or the entire Board of Directors, as the case may be.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this Proxy Statement or annual report is being delivered to multiple shareholders sharing an address, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies.  We will deliver promptly upon oral or written request a separate copy of the proxy statement or annual report, as applicable, to any shareholder at your address.  If you wish to receive a separate copy of the proxy statement or annual report, you may call us at (636) 946-6525 or send a written request to LMI Aerospace, Inc., 411 Fountain Lakes Blvd., St. Charles, Missouri 63301, Attention: Secretary.  Alternatively, shareholders sharing an address who now receive multiple copies of the proxy statement or annual report may request delivery of a single copy also by calling us at the number or writing to us at the address listed above.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than as set forth in the Notice that accompanies this Proxy Statement.  However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
LAWRENCE E. DICKINSON
Secretary

St. Charles, Missouri
April 28, 2008

PROXY

LMI AEROSPACE, INC.
ANNUAL MEETING OF SHAREHOLDERS
June 24, 2008

The undersigned hereby appoints Ronald S. Saks, with full power of substitution, or if Ronald S. Saks is unable or declines to exercise such rights hereunder, the undersigned appoints Lawrence E. Dickinson, with full power of substitution, the true and lawful attorney and proxy of the undersigned to vote all the shares of Common Stock, $0.02 par value per share, of LMI Aerospace, Inc. owned by the undersigned at the Annual Meeting of Shareholders to be held at the Embassy Suites Hotel, Two Convention Center Plaza, St. Charles, MO 63303, beginning at 10:00 a.m. local time, June 24, 2008, and at any adjournment thereof, on the following items of business as set forth in the Notice of Annual Meeting and Proxy Statement:

1. ELECTION OF DIRECTORS:

Nominees:                      Sanford S. Neuman                             John S. Eulich                                Judith W. Northup

☐	FOR all nominees (or such other person designated by the Board of Directors to replace any unavailable nominee)

☐	WITHHOLD AUTHORITY to vote for all nominees

☐	FOR ALL EXCEPT ______________________ (Instruction: To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and write that nominee’s name in the space provided.)

2.	RATIFICATION OF THE ENGAGEMENT OF BDO SEIDMAN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

☐	FOR	☐	AGAINST	☐	ABSTENTION

3. OTHER MATTERS

In his discretion with respect to the transaction of such other business as may properly come before the Annual Meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED.  IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF BDO SEIDMAN, LLP, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

DATE	, 2008

Please date and sign exactly as your name appears on the envelope.  In the case of joint holders, each should sign.  When signing as attorney, executor, etc., give full title.  If signer is a corporation, execute in full corporate name by authorized officer.